Exhibit 99.1

Stanley Black & Decker Reports 4Q 2015 Results

New Britain, Connecticut, January 28, 2016 … Stanley Black & Decker (NYSE: SWK) today announced full year and fourth quarter 2015 financial results.

•	Full Year Revenues Totaled $11.2 Billion Reflecting 6% Organic Growth Offset By 7% Currency Impact

•	Full Year Operating Margin Rate Expanded 90 Basis Points To 14.2%

•	Full Year Diluted GAAP EPS Was $5.92, Up 10% From 2014 As Strong Operational Performance More Than Offset $220 Million Of Currency Headwinds

•	2015 Free Cash Flow Of $871 Million; Working Capital Turns Maintained At 9.2

•	4Q’15 Revenues Totaled $2.8 Billion With 1% Organic Growth

•	4Q’15 Operating Margin Rate Expanded 100 Basis Points To 14.2%

•	4Q’15 Diluted GAAP EPS Was $1.78, Up 30% From 4Q’14 As Solid Operational Performance Combined With Lower Tax, Share Count And Restructuring More Than Offset $50 Million Of Currency Headwinds

•	Expect 2016 Full Year Diluted EPS Of $6.00 To $6.20 On A GAAP Basis And Free Cash Flow Conversion Of Approximately 100%

4Q’15 Key Points:

•	Net sales for the quarter were $2.8 billion, down 5% versus prior year, as price (+1%) was more than offset by currency (-6%).

•	Gross margin rate for the quarter was 35.6%, up from prior year 35.2% as price, productivity, cost actions and commodity deflation more than offset unfavorable currency.

•	SG&A expenses were 21.5% of sales compared to 22.1% in 4Q’14 reflecting tight cost management.

•	Operating margin rate was 14.2% compared to 13.2% in 4Q’14, as actions to improve profitability more than offset $50 million of unfavorable currency.

Exhibit 99.1

•	Restructuring charges for the quarter were $3.7 million compared to $24.4 million in 4Q’14.

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Tax rate was 12.7% compared to the 4Q’14 rate of 17.6% as a result of adjustments to tax positions relating to undistributed foreign earnings and the impact of certain net operating losses that have become realizable.

•	Average diluted shares outstanding for the quarter were 150.0 million versus 160.0 million a year ago, reflecting the impact of share actions.

•	Working capital turns for the quarter were 9.2 consistent with 4Q’14 as lower organic growth in the quarter constrained the potential for year over year working capital turns improvement.

Stanley Black & Decker’s Chairman and CEO, John F. Lundgren, commented, “We are pleased with our full year financial results, having achieved 6% organic growth and 10% earnings per share growth amidst a very challenging operating environment. By maintaining our focus on innovation and controlling key operational levers such as price, cost and product mix, we delivered noteworthy operating leverage despite significant foreign currency headwinds. We concluded 2015 with a solid fourth quarter, expanding margins, generating significant free cash flow and posting positive organic growth in the face of ongoing weakness in some key markets.

“As we look forward, we believe we are well positioned to manage through a continued difficult environment by leveraging our world-class franchises and brands to deliver solid organic growth and strong free cash flow while maintaining our disciplined and shareholder friendly approach to capital allocation.”

4Q’15 Segment Results

($ in M)	4Q’15 Segment Results
	Sales	Profit	Profit Rate

Tools & Storage	$1,831	$303.9	16.6%

Security	$538	$68.8	12.8%

Industrial	$477	$85.5	17.9%

Exhibit 99.1

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Tools & Storage net sales decreased 3% versus 4Q’14 as volume (+2%) and price (+1%) were more than offset by unfavorable currency (-6%). All regions posted organic growth with North America +3%, Europe +6%, and the emerging markets +1%. The U.S. construction tool market remained healthy and new products and brand extensions generated share gains in North America despite downward pressure in the industrial channels and Canada. Solid commercial momentum continued in Europe as share gains from new products and an expanded retail footprint produced another quarter of above-market organic growth. Organic growth within the emerging markets remained positive reflecting the favorable impact of pricing and the continued success of our mid-price-point product releases amidst a series of challenging end markets, including Brazil, Russia and China. Overall Tools & Storage segment profit rate was 16.6%, up from the 4Q’14 rate of 16.0%, as volume leverage, price, productivity, cost management and lower commodity prices more than offset currency pressures.

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Security net sales decreased 9% versus 4Q’14 as price (+1%) was more than offset by lower volumes (-5%) and currency (-5%). Higher installation revenues in a number of countries and a stable recurring revenue portfolio resulted in Europe posting organic growth of 3%, Europe’s fifth consecutive quarter of flat or positive organic growth. Order rates in Europe were again strong, up double-digits, while recurring revenue attrition remained solidly within the target range of 10-12%. North America’s organic revenues declined 6% due primarily to lower volumes within the commercial electronic security business as 4Q’14 benefited from a large retail installation. Similar to Europe, orders within the North American commercial electronic security business were strong. Emerging markets organic revenues declined due to the ongoing relatively weak market conditions in China. Overall Security segment profit rate was 12.8%, up 100 basis points versus prior year, primarily due to improved operating performance within Europe. The segment profit rate improved 90 basis points sequentially as a result of continued margin expansion within Europe and improved operating performance in the North America business.

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Industrial net sales decreased 7% versus 4Q’14 as price (+1%) was more than offset by lower volumes (-2%) and currency (-6%). Engineered Fastening’s organic revenues declined 3% as strong global automotive revenues were more than offset by lower electronics and industrial volumes. Infrastructure organic revenues were up 2% as increased Oil & Gas volumes from higher North American on-shore pipeline project activity more than offset lower Hydraulic Tools volumes due to a difficult scrap steel market. Overall Industrial segment profit rate was 17.9%, up 210 basis points from the 4Q’14

Exhibit 99.1

rate, as productivity gains and cost control, particularly within Engineered Fastening, more than offset the impacts of currency and lower Hydraulic Tools volumes.

President and Chief Operating Officer, James M. Loree, commented, “Our Tools & Storage team delivered 3% organic growth for the quarter, buoyed by continued strength within North American and European retail channels, despite tough comparables and significant headwinds from a weak industrial end market and within the emerging markets. With respect to the latter, the success of our mid-price point products combined with strong pricing actions allowed us to outperform underlying market growth. The 8% organic growth in Tools & Storage for the year is a testament to the strength and momentum of this world class franchise. Also noteworthy was Engineered Fastening’s ability to drive outsized organic growth within automotive and generate margin expansion in the quarter despite overall lower volumes. Our Security business demonstrated another quarter of forward progress. Europe delivered positive organic growth, year-over-year margin improvement with margins approaching 10%, strong order rates and attrition at targeted levels for the quarter. Our focus within Security North America remains squarely on improving field productivity where we took another step forward in the quarter evidenced by sequential margin improvement.”

2016 Outlook

Donald Allan Jr., Senior Vice President and CFO, commented, “2015 was a strong year in terms of operational execution and 2016 will require a similar effort as we expect continued challenging macroeconomic conditions. Maintaining our focus on operational excellence, and making smart investments to support organic growth while proactively mitigating significant currency headwinds position us to deliver approximately 3% organic growth and EPS of $6.00 - $6.20 (up approximately 3% at the mid-point) in 2016.

The following summarizes key 2016 planning assumptions:

•	Organic growth of approximately 3% (approximately +$0.45 to $0.50 EPS)

•	Commodity deflation, cost actions and productivity (approximately +$0.45 to $0.50 EPS)

•	Lower average share count, including approximately $300 million of share repurchases in 2016 (approximately +$0.13 EPS)

•	Foreign exchange headwinds of approximately $170 - $190 million (approximately - $0.85 to $0.95 EPS)

•	Restructuring charges and the tax rate will be relatively consistent with 2015 levels

Exhibit 99.1

•	Free cash flow conversion approximating 100%

Mr. Allan added, “Our 2016 outlook maintains the key elements from our three year financial outlook presented in May 2015, namely above market organic growth, operational efficiency, EPS expansion and improved cash flow return on investment, while incorporating today’s global growth and foreign exchange outlook. In addition, we remain committed to our long-term capital allocation plan of returning approximately 50% of free cash flow to shareholders through dividends and opportunistic share repurchases and deploying the balance towards acquisitions.”

The Company will host a conference call with investors today, January 28, 2016 at 8:00 am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

You can also access the slides via the Stanley Black & Decker Investor Relations iPad & iPhone app from the Apple App Store by searching for “SWK Investor Relations”.

The call will be accessible by telephone within the U.S. at (877) 930-8285, from outside the U.S. at +1 (253) 336-8297, and via the Internet at www.stanleyblackanddecker.com. To participate, please register on the web site at least fifteen minutes prior to the call and download and install any necessary audio software. Please use the conference identification number 19339634. A replay will also be available two hours after the call and can be accessed at (855) 859-2056 or +1 (404) 537-3406 using the passcode 19339634. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, healthcare solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact:    Greg Waybright
Vice President, Investor & Government Relations
greg.waybright@sbdinc.com
(860) 827-3833

Exhibit 99.1

These results reflect the Company’s continuing operations. In 4Q’14, the Company classified the results of the Security segment’s Spain and Italy operations as held for sale based on management’s intention to sell these operations. In July 2015, the Company completed the sale of these operations. The operating results of Security Spain and Italy have been reported as discontinued operations for 2014 and through the date of sale for 2015. In 3Q’13, the Company classified two small businesses within the Security and Industrial segments as held for sale based on management's intention to sell these businesses; these businesses were sold during 2014. The operating results of these businesses have been reported as discontinued operations through the date of sale for 2014. Total sales reported as discontinued operations were $39.4 million and $118.4 million for 2015 and 2014, respectively, and $25.2 million for 4Q’14.

In the first quarter of 2015, the Company combined the Construction & Do-It-Yourself ("CDIY") business with certain complementary elements of the Industrial and Automotive Repair ("IAR") and Healthcare businesses (formerly part of the Industrial and Security segments, respectively) to form one Tools & Storage business. As a result of this change, the legacy CDIY segment was renamed Tools & Storage. The Company recast segment net sales and profit for 2014 to align with this change in organizational structure. There is no impact to the consolidated financial statements of the Company as a result of this change.

Organic sales growth is defined as total sales growth less the sales of companies acquired in the past twelve months and any foreign currency impacts. Operating margin is defined as sales less cost of sales and selling, general and administrative expenses.  Management uses operating margin and its percentage of net sales as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level. Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items. Normalized free cash flow, as reconciled from the associated GAAP measures on page 10 for 4Q’15 and 4Q’14 is considered a meaningful pro forma metric to aid the understanding of the Company’s cash flow performance aside from the material impact of M&A-related payments and charges. Free cash flow conversion is defined as free cash flow divided by net income.

Exhibit 99.1

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve full year 2016 EPS of $6.00 - $6.20 on a GAAP basis (including restructuring charges relatively consistent with 2015 levels); (ii) generate free cash flow conversion approximating 100%; (iii) improve the Company’s cash flow return on investment; and (iv) over the long term, return approximately 50% of free cash flow to shareholders through dividends and opportunistic share repurchases while deploying the balance towards acquisitions (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to increase working capital turns during 2016; (ii) the Company’s ability to deliver organic growth of approximately 3% in 2016; (iii) the Company’s ability to generate approximately $0.45 to $0.50 of EPS through cost actions, commodity deflation and productivity; (iv) foreign exchange headwinds of approximately $170 - $190 million in 2016; (v) the Company’s ability to achieve a tax rate relatively consistent with the 2015 tax rate; (vi) the Company’s ability to keep restructuring charges relatively consistent with 2015 levels; (vii) the Company’s ability to identify and close on appropriate acquisition opportunities within desired timeframes at reasonable cost; (viii) successful integration of existing and any newly acquired businesses and formation of new business platforms; (ix) the continued acceptance of technologies used in the Company’s products and services; (x) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools relationships; (xi) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xii) the proceeds realized with respect to any business or product line disposals; (xiii) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xiv) the success of the Company’s efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xv) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases and/or currency impacts; (xvi) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xvii) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xviii) the Company’s ability to obtain favorable settlement of tax audits; (xix) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible, including realizing tax credit carry forward amounts within the allowable carry forward periods; (xx) the continued ability of the Company to access credit markets under satisfactory terms; (xxi) the Company’s ability to negotiate satisfactory price and payment terms under which the Company buys and sells goods, services, materials and products; (xxii) the Company’s ability to successfully develop, market and achieve sales from new products and services; and (xxiii) the availability of cash to complete approximately $300 million of share repurchases over the course of the year when conditions are right.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new and innovative products at the right price points in both existing and new markets; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any adverse earnings impact resulting from increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi, Canadian Dollar, Euro, British Pound, Brazilian Real or other currency fluctuations; (vi) the geographic distribution of the Company’s earnings; (vii) the commitment to and success of the Stanley Fulfillment System; and (viii) successful implementation with expected results of cost reduction programs.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: challenging global geopolitical and macroeconomic environment; the economic environment of emerging markets, particularly Latin America, Russia, China and Turkey; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; the impact of poor weather conditions on sales; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s supply, manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.